================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM 8-K

                                 CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

               DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

                               NOVEMBER 25, 1997

                          SNYDER COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                      1-12145                  52-1983617
(STATE OR OTHER JURISDICTION        (COMMISSION             (I.R.S. EMPLOYER
      OF INCORPORATION)             FILE NUMBER)            IDENTIFICATION NO.)



                  TWO DEMOCRACY CENTER, 6903 ROCKLEDGE DRIVE
                     15TH FLOOR, BETHESDA, MARYLAND 20817
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                                 (301) 468-1010
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                 NOT APPLICABLE
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

================================================================================

ITEM 5. OTHER EVENTS

  Supplemental Consolidated Financial Statements. Subsequent to September 30, 1997, the Registrant acquired GEM Communications, Inc., a Connecticut corporation ("GEM"), Rapid Deployment Group Limited, a company incorporated in England and Wales ("RDL") and PharmFlex, Inc., a New Jersey corporation ("PharmFlex") in transactions accounted for as poolings of interests. The accompanying supplemental consolidated financial statements have been retroactively restated to reflect the combined supplemental financial position and combined supplemental results of operations and cash flows of the Registrant, GEM, RDL and PharmFlex for all periods presented, giving effect to the acquisitions of GEM, RDL and PharmFlex as if they had occurred at the beginning of the earliest period presented. Generally accepted accounting principles prohibit giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation of the business combination. The accompanying supplemental consolidated financial statements do not extend through the dates of consummation of the GEM, RDL and PharmFlex business combinations; however, they will become the historical consolidated financial statements of the Registrant after financial statements covering the dates of consummation of these business combinations are issued.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
SNYDER COMMUNICATIONS, INC.
SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
Supplemental Report of Independent Public Accountants.....................  F- 2
Supplemental Consolidated Balance Sheet as of December 31, 1995 and 1996,
 and September 30, 1997 (unaudited).......................................  F- 3
Supplemental Consolidated Statement of Income, including pro forma data, for the years ended December 31, 1994, 1995 and 1996, and for the nine months ended September 30, 1996 and 1997 (unaudited).....................  F- 4
Supplemental Consolidated Statement of Equity for the years ended December
 31, 1994, 1995 and 1996, and for the nine months ended September 30, 1997
 (unaudited)..............................................................  F- 5
Supplemental Consolidated Statement of Cash Flows for the years ended
 December 31, 1994, 1995 and 1996, and for the nine months ended September
 30, 1996 and 1997 (unaudited)............................................  F- 6
Notes to Supplemental Consolidated Financial Statements...................  F- 8
BRANN HOLDINGS LIMITED
Report of Independent Accountants.........................................  F-30
AMERICAN LIST CORPORATION
Report of Independent Certified Public Accountants........................  F-31

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Snyder Communications, Inc.:

  We have audited the accompanying supplemental consolidated balance sheet of Snyder Communications, Inc. and subsidiaries (the "Company") as of December 31, 1995 and 1996, and the related supplemental consolidated statements of income, equity, and cash flows for each of the years in the three year period ended December 31, 1996. The supplemental consolidated financial statements give retroactive effect to the mergers with GEM Communications, Inc. on November 25, 1997, Rapid Deployment Group Limited on November 28, 1997, and PharmFlex, Inc. on December 5, 1997, all of which have been accounted for as poolings of interests as described in Note 1. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the financial statements of American List Corporation or Brann Holdings Limited included in the supplemental consolidated financial statements of the Company, which statements reflect total assets constituting 47 percent and 30 percent of the related supplemental consolidated totals as of December 31, 1995 and 1996, respectively, and revenues constituting 41 percent, 34 percent and 24 percent of the related supplemental consolidated totals in 1994, 1995 and 1996, respectively. These statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for American List Corporation or Brann Holdings Limited, is based solely upon the reports of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audit and the reports of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Snyder Communications, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1996, after giving retroactive effect to the mergers with GEM Communications Inc., Rapid Deployment Group Limited and PharmFlex, Inc., as described in Note 1, all in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Washington, D.C.
December 24, 1997

                          SNYDER COMMUNICATIONS, INC.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                                    (NOTE 1)

                                                                    SEPTEMBER
                                             DECEMBER 31,              30,
                                       --------------------------  ------------
                                           1995          1996          1997
                                       ------------  ------------  ------------
                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and equivalents...............  $ 18,698,384  $ 62,020,586  $ 70,450,950
  Marketable securities..............     7,775,052     6,297,412     2,515,775
  Accounts receivable, net of
   allowance for doubtful accounts of
   $583,316, $988,211 and $1,710,057
   at December 31, 1995 and 1996 and
   September 30, 1997, respectively..    34,531,208    42,661,084    56,243,753
  Unbilled services..................     1,427,712     3,672,113     4,040,004
  Other current assets...............     7,019,954     9,403,672    14,313,337
                                       ------------  ------------  ------------
    Total current assets.............    69,452,310   124,054,867   147,563,819
                                       ------------  ------------  ------------
Note and advances to stockholders....     2,824,304        24,250       491,226
Property and equipment, net..........    17,940,730    24,537,913    29,467,664
Goodwill and other intangible assets.    18,308,751    18,586,115    41,712,209
Deposits and other assets............     1,848,737     2,669,409       670,668
                                       ------------  ------------  ------------
    Total assets.....................  $110,374,832  $169,872,554  $219,905,586
                                       ============  ============  ============
LIABILITIES AND EQUITY
Current liabilities:
  Lines of credit....................  $  5,029,422  $  2,495,845  $    390,224
  Current maturities of long-term
   debt..............................     1,018,423     3,550,753       188,671
  Accrued payroll....................     3,186,233     6,577,632     6,442,644
  Accounts payable...................    14,507,504    19,366,381    17,899,766
  Accrued expenses...................    22,881,567    30,894,203    44,655,372
  Unearned revenue...................     9,398,041    10,011,366    11,331,035
  Distribution payable...............           --      1,087,734           --
                                       ------------  ------------  ------------
    Total current liabilities........    56,021,190    73,983,914    80,907,712
                                       ------------  ------------  ------------
Related party borrowings, net of
 current maturities..................    14,271,980    10,177,101           --
Deferred income taxes................       334,087       180,888       619,857
Mandatorily redeemable preferred
 stock, held by related parties......     4,596,793     8,452,484     2,024,080
Long-term obligations under capital
 leases..............................       493,481     2,077,359     1,396,541
Long-term debt, net of current
 maturities..........................    11,410,822    10,722,907     1,569,192
                                       ------------  ------------  ------------
    Total liabilities................    87,128,353   105,594,653    86,517,382
                                       ------------  ------------  ------------
Commitments and contingencies
Equity:
  Preferred stock, $.001 par value
   per share, 5,000,000 shares
   authorized, none issued and
   outstanding at December 31, 1995,
   December 31, 1996 and
   September 30, 1997................           --            --            --
  Common stock, $.001 par value per
   share, 120,000,000 shares
   authorized, 16,835,244, 48,457,094
   and 51,673,423 shares issued at
   December 31, 1995, December 31,
   1996 and September 30, 1997,
   respectively......................        16,835        48,457        51,673
Additional paid-in capital...........     8,539,623    50,583,581   133,270,404
Unrealized gain on marketable
 securities..........................         4,687         3,747        30,798
Treasury Stock, at cost, 1,549,172,
 248,489 and 198,064 shares
 outstanding at December 31, 1995,
 December 31, 1996 and September 30,
 1997, respectively..................      (419,692)   (3,992,763)   (2,666,948)
Retained earnings....................    16,473,655    17,639,271     2,164,441
Cumulative foreign currency
 translation adjustment..............        81,701        (4,392)      537,836
Limited partners' deficit............    (1,450,330)          --            --
                                       ------------  ------------  ------------
    Total equity.....................    23,246,479    64,277,901   133,388,204
                                       ------------  ------------  ------------
    Total liabilities and equity.....  $110,374,832  $169,872,554  $219,905,586
                                       ============  ============  ============

 The accompanying notes are an integral part of this supplemental consolidated balance sheet.

                          SNYDER COMMUNICATIONS, INC.

                 SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME
                                    (NOTE 1)

                                                                     FOR THE NINE MONTHS ENDED
                             FOR THE YEARS ENDED DECEMBER 31,              SEPTEMBER 30,
                          -----------------------------------------  --------------------------
                              1994           1995          1996          1996          1997
                          -------------  ------------  ------------  ------------  ------------
                                                                     (UNAUDITED)    (UNAUDITED)
Revenues................  $121, 331,872  $187,618,950  $266,373,846  $188,555,924  $238,212,406
Operating expenses:
 Cost of services.......     69,856,761   113,977,841   177,287,350   125,193,571   155,614,376
 Selling, general and
  administrative
  expenses..............     27,047,731    38,571,446    58,561,343    40,685,654    51,437,033
 Compensation to
  stockholders..........      4,506,179     8,545,090     5,158,613     2,509,200     1,118,613
 Acquisition and
  related costs.........            --            --            --            --     33,207,052
                          -------------  ------------  ------------  ------------  ------------
Income (loss) from
 operations.............     19,921,201    26,524,573    25,366,540    20,167,499    (3,164,668)
Interest expense,
 including amounts to
 related parties of
 $620,558, $1,375,202
 and $2,487,332 in 1994,
 1995 and 1996,
 respectively...........     (1,440,449)   (2,482,456)   (3,825,546)   (2,870,663)   (1,903,900)
Investment income.......        531,566       955,213     1,771,297       781,051     1,491,260
                          -------------  ------------  ------------  ------------  ------------
Income (loss) before
 taxes and extraordinary
 item...................     19,012,318    24,997,330    23,312,291    18,077,887    (3,577,308)
Income tax provision....      5,830,492     6,648,473     5,993,939     2,853,988     7,003,073
                          -------------  ------------  ------------  ------------  ------------
Income (loss) before
 extraordinary item.....     13,181,826    18,348,857    17,318,352    15,223,899   (10,580,381)
Extraordinary item, less
 applicable income taxes
 of $805,874............            --            --     (1,215,405)          --            --
                          -------------  ------------  ------------  ------------  ------------
   Net income (loss)....  $  13,181,826  $ 18,348,857  $ 16,102,947  $ 15,223,899  $(10,580,381)
                          =============  ============  ============  ============  ============
Pro forma income (loss)
 data (unaudited):
 Historical income
  (loss) before income
  taxes and
  extraordinary item as
  reported..............  $  19,012,318  $ 24,997,330  $ 23,312,291  $ 18,077,887  $ (3,577,308)
 Pro forma provision
  for income taxes......      7,537,470     9,699,390     9,877,604     7,590,893     7,560,993
                          -------------  ------------  ------------  ------------  ------------
 Pro forma income
  (loss) before
  extraordinary item....     11,474,848    15,297,940    13,434,687    10,486,994   (11,138,301)
 Extraordinary item,
  less applicable
  income taxes of
  $805,874..............            --            --     (1,215,405)          --            --
                          -------------  ------------  ------------  ------------  ------------
 Pro forma net income
  (loss)................  $  11,474,848  $ 15,297,940  $ 12,219,282  $ 10,486,994  $(11,138,301)
                          =============  ============  ============  ============  ============
 Pro forma income
  (loss) before
  extraordinary item
  per share.............  $        0.27  $       0.35  $       0.30  $       0.24  $      (0.23)
                          =============  ============  ============  ============  ============
 Pro forma net income
  (loss) per share......  $        0.27  $       0.35  $       0.27  $       0.24  $      (0.23)
                          =============  ============  ============  ============  ============
 Shares used in
  computing pro forma
  per share amounts.....     41,886,619    44,245,210    45,377,442    43,984,587    48,406,099
 Pro forma fully
  diluted income (loss)
  before extraordinary
  item per share........  $        0.27  $       0.35  $       0.29  $       0.24  $      (0.23)
                          =============  ============  ============  ============  ============
 Pro forma fully
  diluted net income
  (loss) per share......  $        0.27  $       0.35  $       0.27  $       0.24  $      (0.23)
                          =============  ============  ============  ============  ============
 Shares used in
  computing pro forma
  fully diluted per
  share amounts.........     41,903,924    44,292,736    45,545,759    44,012,624    48,406,099

 The accompanying notes are an integral part of this supplemental consolidated statement of income.

                          SNYDER COMMUNICATIONS, INC.

                 SUPPLEMENTAL CONSOLIDATED STATEMENT OF EQUITY
                                    (NOTE 1)

                                                                                      UNREALIZED
                                                                            FOREIGN      GAIN
                                  ADDITIONAL                   LIMITED     CURRENCY   (LOSS) ON
                        COMMON     PAID-IN       RETAINED     PARTNERS'   TRANSLATION MARKETABLE  TREASURY
                         STOCK     CAPITAL       EARNINGS      DEFICIT    ADJUSTMENT  SECURITIES    STOCK        TOTAL
                        -------  ------------  ------------  -----------  ----------- ---------- -----------  ------------
Balance, December 31,
 1993, as previously
 reported.............. $   500  $    138,342  $   (693,823) $(2,680,421)  $    --     $   --    $       --   $ (3,235,402)
 Pooling of MMD, Inc...   1,355         7,140       985,162          --         --         --            --        993,657
 Pooling of American
  List.................   4,723        36,703    12,867,120          --         --         --            --     12,908,546
 Pooling of Sample
  Corporation of
  America..............   3,098        (1,597)      106,226          --         --         --        (34,477)       73,250
 Pooling of GEM........     724           276      (410,433)         --         --         --            --       (409,433)
 Pooling of PharmFlex..   1,188        (1,088)     (126,170)         --         --         --            --       (126,070)
 Pooling of RDL........      76            73       496,776          --         --         --            --        496,925
                        -------  ------------  ------------  -----------   --------    -------   -----------  ------------
Balance, December 31,
 1993, as Restated.....  11,664       179,849    13,224,858   (2,680,421)       --         --        (34,477)   10,701,473
 Pooling of Brann
  Holdings Limited.....   2,350       504,116           --           --         --         --            --        506,466
 Distributions and
  dividends............     --            --     (4,724,819)         --         --         --            --     (4,724,819)
 Foreign currency
  translation
  adjustment...........     --            --            --           --      74,711        --            --         74,711
 Unrealized loss on
  marketable
  securities...........     --            --            --           --         --     (11,833)                    (11,833)
 Common stock dividend.     472     6,884,888    (6,885,360)         --         --         --            --            --
 Exercise of stock
  options..............       4        32,121           --           --         --         --            --         32,125
 Purchase of treasury
  stock................                                                                             (385,215)     (385,215)
 Net income............     --            --     11,911,885    1,269,941        --         --            --     13,181,826
                        -------  ------------  ------------  -----------   --------    -------   -----------  ------------
Balance, December 31,
 1994..................  14,490     7,600,974    13,526,564   (1,410,480)    74,711    (11,833)     (419,692)   19,374,734
 Pooling of Bounty
  Group Holdings
  Limited..............   1,594       170,990    (5,007,918)         --         --         --            --     (4,835,334)
 Proceeds from sale of
  Partnership interest,
  net of income taxes
  of $815,000..........     --      1,221,361           --        13,639        --         --            --      1,235,000
 Distributions and
  dividends............     --            --     (6,594,168)  (3,853,169)       --         --            --    (10,447,337)
 Issuance of shares....     773           763           --           --         --         --            --          1,536
 Foreign currency
  translation
  adjustment...........     --            --            --           --       6,990        --            --          6,990
 Unrealized gain on
  marketable
  securities...........     --            --            --           --         --      16,520           --         16,520
 Exercise of stock
  options..............       6        62,178           --           --         --         --            --         62,184
 Purchase and
  retirement of
  treasury stock.......     (28)     (516,643)          --           --         --         --            --       (516,671)
 Net income............     --            --     14,549,177    3,799,680        --         --            --     18,348,857
                        -------  ------------  ------------  -----------   --------    -------   -----------  ------------
Balance, December 31,
 1995..................  16,835     8,539,623    16,473,655   (1,450,330)    81,701      4,687      (419,692)   23,246,479
 Proceeds from Initial
  Public Offering......   4,038    59,169,659           --           --         --         --            --     59,173,697
 Distributions and
  dividends............     --            --    (20,371,479)  (8,612,050)       --         --            --    (28,983,529)
 Reorganization........  28,959   (15,558,415)    7,630,431    7,899,025        --         --            --            --
 Issuance of shares....     233       193,664           --           --         --         --            --        193,897
 Purchase and partial
  retirement of
  treasury stock.......  (1,674)   (2,767,884)      (32,929)         --         --                (3,573,071)   (6,375,558)
 Unrealized loss on
  marketable
  securities...........     --            --            --           --         --        (940)          --           (940)
 Exercise of stock
  options..............      66     1,006,934           --           --         --         --            --      1,007,000
 Foreign currency
  translation
  adjustment...........     --            --            --           --     (86,093)       --            --        (86,093)
 Net income............     --            --     13,939,593    2,163,355        --         --            --     16,102,948
                        -------  ------------  ------------  -----------   --------    -------   -----------  ------------
Balance, December 31,
 1996..................  48,457    50,583,581    17,639,271          --      (4,392)     3,747    (3,992,763)   64,277,901
 Proceeds from
  Secondary Stock
  Offering (unaudited).   1,850    42,711,242           --           --         --         --            --     42,713,092
 Issuance of shares for
  Halliday Jones
  (unaudited)..........     425    11,327,927           --           --         --         --            --     11,328,352
 Distributions and
  dividends
  (unaudited)..........     --            --     (3,389,092)         --         --         --            --     (3,389,092)
 Retirement of treasury
  stock (unaudited)....     (58)   (1,325,757)          --           --         --         --      1,325,815           --
 Unrealized loss on
  marketable securities
  (unaudited)..........                                                                 27,051           --         27,051
 Exercise of stock
  options (unaudited)..     999    29,973,411           --           --         --         --            --     29,974,410
 Foreign currency
  translation
  adjustment
  (unaudited)..........     --            --            --           --     542,228        --            --        542,228
 Net income
  (unaudited)..........     --            --    (10,580,381)         --         --         --            --    (10,580,381)
 Impact from differing
  year ends
  (unaudited)..........     --            --     (1,505,357)         --         --         --            --     (1,505,357)
                        -------  ------------  ------------  -----------   --------    -------   -----------  ------------
Balance, September 30,
 1997 (unaudited)...... $51,673  $133,270,404  $  2,164,441  $       --    $537,836    $30,798   $(2,666,948) $133,388,204
                        =======  ============  ============  ===========   ========    =======   ===========  ============

 The accompanying notes are an integral part of this supplemental consolidated statement of equity.

                          SNYDER COMMUNICATIONS, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS
                                    (NOTE 1)

                                  FOR THE YEARS ENDED             FOR THE NINE MONTHS ENDED
                                     DECEMBER 31,                       SEPTEMBER 30,
                         ---------------------------------------  ---------------------------
                             1994          1995         1996          1996          1997
                         ------------  ------------  -----------  ------------  -------------
                                                                  (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net income (loss)......  $ 13,181,826  $ 18,348,857  $16,102,947  $ 15,223,899  $ (10,580,381)
Adjustments to
 reconcile net income
 (loss) to net cash
 provided by operating
 activities:
 Depreciation and
  amortization.........     4,357,356     6,009,894    9,098,659     3,675,748      7,513,381
 Non cash charge from
  accelerated vesting
  of Brann Holdings
  options..............           --            --           --            --       9,096,899
 Loss on repayment of
  subordinated debt....           --            --     2,021,279           --             --
 Loss on disposal of
  assets...............           --        133,921      323,385       147,003      2,838,288
 Other non cash
  expenses.............       833,380       301,540   (1,475,033)   (2,581,551)      (511,949)
Changes in assets and
 liabilities:
 Accounts receivable,
  net..................    (8,874,960)   (7,197,194)  (7,763,557)   (2,524,090)   (15,293,654)
 Unbilled services.....    (2,690,991)    1,467,388   (2,244,400)   (2,177,150)      (367,892)
 Deposits and other
  assets...............      (914,705)   (4,230,036)    (533,381)     (210,299)      (156,593)
 Accrued payroll,
  accounts payable and
  accrued expenses.....     9,506,657     9,457,670   12,997,221    11,751,055     17,133,982
 Unearned revenue......     3,415,036     2,353,880      613,325     4,470,771        501,620
 Less impact from
  effect of differing
  year ends............           --            --           --            --      (2,760,568)
                         ------------  ------------  -----------  ------------  -------------
   Net cash provided by
    operating
    activities.........    18,813,599    26,645,920   29,140,445    27,775,386      7,413,133
                         ------------  ------------  -----------  ------------  -------------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
Purchase of
 subsidiaries..........    (3,498,948)   (5,637,000)         --            --     (15,645,845)
Purchases of property
 and equipment.........    (4,032,920)   (6,488,069)  (8,480,639)   (3,543,533)   (10,986,334)
Proceeds from sale of
 equipment.............       173,648        96,099       63,322           --          81,673
Sale (purchase) of
 marketable securities,
 net...................    (1,959,812)     (605,313)   1,421,869       606,022      4,170,088
Purchases of intangible
 assets................    (1,919,183)   (3,354,188)  (2,174,195)     (819,595)      (445,251)
Note and net advances
 to stockholders.......       (59,535)   (2,764,769)      29,628      (317,197)      (466,976)
Less impact from effect
 of differing year
 ends..................           --            --           --            --        (446,167)
                         ------------  ------------  -----------  ------------  -------------
   Net cash used in
    investing
    activities.........   (11,296,750)  (18,753,240)  (9,140,015)   (4,074,303)   (23,738,812)
                         ------------  ------------  -----------  ------------  -------------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
Repayment of long-term
 notes payable to
 limited partners and
 others................    (9,905,977)  (3,241,968)   (1,359,897)     (744,837)   (11,556,435)
Proceeds from issuance
 of subordinated
 debentures due to
 related parties.......           --      9,531,018      293,656     3,355,618            --
Redemption of preferred
 stock.................           --            --           --            --      (6,305,584)
Net proceeds from sale
 of partnership
 interest..............           --      1,235,000          --            --             --
Acquisition of common
 stock.................           --       (516,872)  (6,375,557)   (5,049,742)    (1,325,815)
Debt issuance costs....      (180,774)     (603,873)     (25,031)      (25,031)           --
Distributions and
 dividends.............    (5,938,521)  (10,450,919) (25,169,997)  (22,335,689)    (5,840,757)
Repayment (proceeds) of
 subordinated
 debentures............           --            --    (6,900,000)     (145,365)
Proceeds from
 mandatorily redeemable
 preferred stock.......     4,582,098           --     3,237,957     2,146,900            --
Net borrowings
 (repayments) on line
 of credit.............     8,041,703     1,370,752   (1,438,738)   (1,291,584)    (2,488,752)
Repayment of note
 payable...............           --            --           --            --     (12,048,533)
Payments on capital
 lease obligations.....      (702,921)     (665,470)    (663,669)   (2,006,508)    (1,048,352)
Proceeds from long term
 debt..................           --      1,735,266      734,023           --             --
Proceeds from common
 stock issuances.......       538,591        62,386   59,656,847    59,656,847     42,713,092
Proceeds from exercise
 of options............           --            --       425,000           --      17,998,343
Impact from effect of
 differing year ends...           --            --           --            --       3,704,306
                         ------------  ------------  -----------  ------------  -------------
   Net cash provided by
    (used in) financing
    activities.........    (3,565,801)   (1,544,680)  22,414,594    33,560,609     23,801,513
                         ------------  ------------  -----------  ------------  -------------
Effect of exchange rate
 changes...............       253,011      (226,144)     907,178       773,206        954,530
Net increase in cash
 and equivalents.......     4,204,059     6,121,856   43,322,202    58,034,898      8,430,364
Cash and equivalents,
 beginning of period...     8,372,469    12,576,528   18,698,384    18,698,384     62,020,586
                         ------------  ------------  -----------  ------------  -------------
Cash and equivalents,
 end of period.........  $ 12,576,528  $ 18,698,384  $62,020,586  $ 76,733,282  $  70,450,950
                         ============  ============  ===========  ============  =============

 The accompanying notes are an integral part of this supplemental consolidated statement of cash flows.

                          SNYDER COMMUNICATIONS, INC.

                                    (NOTE 1)

                               FOR THE YEARS ENDED          FOR THE NINE MONTHS
                                   DECEMBER 31,             ENDED SEPTEMBER 30,
                         -------------------------------- -----------------------
                            1994       1995       1996       1996        1997
                         ---------- ---------- ---------- ----------- -----------
                                                          (UNAUDITED) (UNAUDITED)
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
Cash paid for interest
 including dividends on
 mandatorily redeemable
 preferred stock........ $1,151,958 $1,915,441 $3,555,378 $3,602,794  $1,272,264
Cash paid for income
 taxes..................  5,131,602  6,738,135  7,570,870  2,195,391   5,274,970
SUPPLEMENTAL DISCLOSURE
 OF NONCASH ACTIVITIES:
Equipment purchased
 under capital leases...    268,599    525,926  3,191,298  2,811,570     256,983
Distribution of note
 receivable from
 stockholder to SMS
 stockholders...........        --         --   2,725,000  2,725,000         --
Distribution payable....        --         --   1,087,734        --          --
Issuance of shares of
 common stock for
 purchase of subsidiary.        --         --         --         --   11,328,352



 The accompanying notes are an integral part of this supplemental consolidated statement of cash flows.

                          SNYDER COMMUNICATIONS, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION, BASIS OF PRESENTATION AND BUSINESS:

  On October 19, 1988, Collegiate Marketing and Communications, Inc., a Delaware corporation (the "General Partner"), and a Delaware limited partnership beneficially owned by Mortimer B. Zuckerman and Fred Drasner (the "Original Limited Partner") entered into a partnership agreement (the "Partnership Agreement") pursuant to the provisions of the Delaware Act, under the name Collegiate Marketing and Communications, L.P. (the "Partnership"). On September 1, 1989, the name of the Partnership was changed to Snyder Communications, L.P., and the name of the General Partner was changed to Snyder Communications, Inc. On May 18, 1995, the Partnership Agreement was amended to admit several new limited partners into the Partnership. On June 25, 1996, the name of the General Partner was changed to Snyder Marketing Services, Inc. ("SMS").

  Snyder Communications, Inc., a Delaware corporation, was incorporated on June 25, 1996, to continue the business operations of the Partnership. Snyder Communications, Inc., in conjunction with all of the existing partners in the Partnership, reorganized on September 24, 1996 (the "Reorganization"), upon the effectiveness of the initial public offering of its common stock.

  Prior to the Reorganization, SMS owned 63.85 percent of the Partnership and the limited partners owned the remaining 36.15 percent. The Reorganization resulted in the stockholders of SMS exchanging 100 percent of their SMS stock for stock of Snyder Communications, Inc. simultaneously with the limited partners exchanging their limited partnership interests in the Partnership for common stock of Snyder Communications, Inc. After consummation of the Reorganization, Snyder Communications, Inc. owns 100 percent of the stock of SMS and, directly and indirectly (through its ownership of SMS), 100 percent of the interests in the Partnership. In connection with the Reorganization, 29,458,400 shares of common stock were issued to the stockholders of Snyder Communications, Inc.

  Because of the continuity of ownership, the Reorganization was accounted for by combining the assets, liabilities and operations of SMS, the Partnership and Snyder Communications, Inc., at their historical cost basis. Accordingly, the accompanying supplemental consolidated balance sheet as of December 31, 1995 and the consolidated financial statements for the years ended December 31, 1994 and 1995 include a combination of the accounts of SMS and the Partnership after elimination of all significant intercompany transactions. The accompanying supplemental consolidated financial statements as of and for the year ended December 31, 1996 include the consolidated accounts of Snyder Communications, Inc., SMS and the Partnership (the consolidated entity will be referred to herein as "SCI" or "Snyder Communications") after elimination of all significant intercompany transactions. Certain amounts previously presented have been reclassified to conform to the December 31, 1996 presentation.

  Snyder Communications provides outsourced marketing services. SCI designs and implements marketing programs for its customers utilizing field sales, teleservices, sponsored WallBoards(R) and product sampling. SCI's operations are conducted throughout the United States, the United Kingdom ("U.K."), Ireland and Hungary.

  During 1997, SCI has acquired several companies in transactions which have been accounted for as poolings of interests for financial reporting purposes. The following is a summary of these transactions, as well as a brief description of the primary business of the acquired companies.

  MMD, INC.--On January 6, 1997, SCI acquired MMD, Inc. ("MMD") in a merger transaction in which MMD became a wholly owned subsidiary of SCI. In this transaction, 966 shares of outstanding MMD common stock were converted into 1,354,500 shares of SCI common stock. MMD was incorporated under the laws of the state of New Jersey on December 7, 1982. MMD's principal business activity involves marketing medical products for pharmaceutical companies, utilizing field sales, throughout the United States. MMD previously utilized an October 31 year-end. Concurrent with its merger with SCI, MMD changed its fiscal year-end to December 31 and restated its financial statements to conform to SCI's calendar reporting.

                          SNYDER COMMUNICATIONS, INC.

  BRANN HOLDINGS LIMITED--On March 27, 1997, SCI acquired Brann Holdings Limited ("Brann") in a share exchange transaction in which Brann became a wholly owned subsidiary of SCI. In this transaction, 339,000 shares of outstanding Brann common stock were converted into 2,350,152 shares of SCI common stock, while 63,850 Brann options, which were fully vested and immediately exercisable, were converted into 389,730 SCI options with similar terms. Brann, a U.K. registered company, began operations on January 25, 1994 when it acquired all of the outstanding common stock of Brann Direct Marketing Limited through a management buy-out. On January 11, 1995, Brann Direct Marketing Limited changed its name to Brann Holdings Limited. Brann's principal business activities are planning, creating and delivering direct response marketing communications; marketing systems design and consultancy; print production services; and telephone and response management services, for companies involved in marketing, advertising and direct selling and services. Brann's operations are conducted throughout the U.K.

  AMERICAN LIST CORPORATION--On July 11, 1997, SCI acquired American List Corporation ("American List") in a merger transaction in which American List became a wholly owned subsidiary of SCI. In this transaction, 4,414,318 shares of outstanding American List common stock were converted into 5,032,322 shares of SCI common stock, while 82,090 American List options were converted into 93,583 SCI options with terms similar to the American List options prior to their conversion. American List, through its wholly-owned subsidiary, American Student List Company, Inc. ("ASL"), develops, maintains and markets databases of high school, college and pre-school through junior high school students in the United States. ASL rents lists to its customers derived from its database for use primarily in direct mail and marketing programs. ASL's customers consist mainly of list brokers, advertising agencies, financial institutions, retailers and educational institutions. These customers are located primarily in the United States. American List previously utilized a February 28 year-end. Concurrent with its merger with SCI, American List changed its fiscal year-end to December 31.

  BOUNTY GROUP HOLDINGS LIMITED--On July 13, 1997, SCI acquired Bounty Group Holdings Limited ("Bounty") in a share exchange transaction in which Bounty became a wholly owned subsidiary of SCI. In this transaction, 500,000 shares of outstanding Bounty common stock were converted into 1,483,240 shares of SCI common stock, while 33,312 Bounty options, which were fully vested and immediately exercisable, were converted into 96,472 SCI options with similar terms. Bounty, a U.K. registered company, began operations on August 24, 1995, when it acquired all of the outstanding common stock of Bounty Holdings Limited through a leveraged management buy-out. Bounty provides targeted product sampling and proprietary health-oriented publications to expectant mothers, new mothers and parents of toddlers in the U.K. and Ireland.

  SAMPLING CORPORATION OF AMERICA--On July 14, 1997, SCI acquired Sampling Corporation of America ("SCA") in a merger transaction in which SCA became a wholly owned subsidiary of SCI. In this transaction, 750 shares of outstanding SCA shares were converted into 1,549,172 shares of SCI common stock. SCA was incorporated on October 13, 1981 in the State of Illinois under the Illinois Business Corporation Act. SCA was formed to provide targeted marketing and product distribution to school age children. On behalf of its customers, primarily packaged goods manufacturers, SCA designs advertising programs and distributes product samples and coupons to primary and secondary schools, daycare centers, colleges and immigrant organizations.

  GEM COMMUNICATIONS INC.--On November 25, 1997, SCI acquired GEM Communications Inc. ("GEM") in a merger transaction in which GEM became a wholly owned subsidiary of SCI. In this transaction, 1,000 shares of outstanding GEM common stock were converted into 723,794 shares of SCI common stock. GEM was incorporated in the State of Connecticut on April 13, 1992. GEM offers a complete range of healthcare communications services with specialties in educational marketing and publishing for the pharmaceutical industry.

  RAPID DEPLOYMENT GROUP LIMITED--On November 28, 1997, SCI acquired Rapid Deployment Group Limited ("RDL") in a merger transaction in which RDL became a wholly owned subsidiary of SCI. In this

                          SNYDER COMMUNICATIONS, INC.

transaction, 9,049 shares of RDL outstanding common stock were converted into 768,726 shares of SCI common stock. RDL is a provider of outsourced pharmaceutical sales services primarily in the United Kingdom as well as Hungary.

  PHARMFLEX, INC.--On December 5, 1997, SCI acquired PharmFlex, Inc. ("PharmFlex") in a merger transaction in which PharmFlex became a wholly owned subsidiary of SCI. In this transaction 1,100 shares of outstanding PharmFlex common stock were converted into 1,188,256 shares of SCI common stock. PharmFlex was incorporated under the laws of the state of New Jersey on March 30, 1993. PharmFlex provides outsourced pharmaceutical and marketing services to manufacturers of prescription and over-the-counter pharmaceuticals throughout the United States.

  MMD, Brann, American List, Bounty, SCA, GEM, RDL, and PharmFlex will be collectively referred to as the "Pooled Entities" and their mergers will be referred to herein as the "Acquisitions." The Acquisitions have been accounted for as poolings of interests for financial reporting purposes. The accompanying supplemental consolidated financial statements have been retroactively restated to reflect the combined supplemental financial position and combined supplemental results of operations and supplemental cash flows of SCI, MMD, Brann, American List, Bounty, SCA, GEM, RDL, and PharmFlex for all periods presented, giving effect to the Acquisitions as if they had occurred at the beginning of the earliest period presented (the combined entity will be referred to herein as the "Company"). The accompanying supplemental consolidated balance sheets as of December 31, 1995 and 1996 reflect the combination of the accounts of American List as of February 29, 1996 and February 28, 1997, respectively, while the related supplemental consolidated statements of income, equity and cash flows for each of the three years in the period ended December 31, 1996 reflect the combination of the American List statements of income, equity and cash flows for the three years in the period ended February 28, 1997, respectively. The supplemental consolidated balance sheets for all periods presented give effect to the conversion of the shares of MMD, Brann, American List, Bounty, SCA, GEM, PharmFlex, and RDL common stock into 14,450,162 shares of SCI common stock. Generally accepted accounting principles prohibit giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not cover the date of consummation of the business combination. The accompanying supplemental financial statements do not extend through the dates of consummation of SCI's combination with GEM, PharmFlex and RDL; however, they will become the historical consolidated financial statements of SCI after financial statements covering the dates of consummation of these business combination are issued.

  The following details revenues and net income (loss) for each of the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997 of SCI and the Pooled Entities through the dates of their respective mergers.

                                                                    NINE MONTHS ENDED
                                YEARS ENDED DECEMBER 31,              SEPTEMBER 30,
                         -------------------------------------- -------------------------
                             1994         1995         1996         1996         1997
                         ------------ ------------ ------------ ------------ ------------
                                                                (UNAUDITED)  (UNAUDITED)
Revenues:
  SCI................... $ 11,740,235 $ 42,891,561 $ 82,839,947 $ 56,326,296 $ 70,739,699
  Pooled Entities.......  109,591,637  144,727,389  183,533,899  132,229,628  167,472,707
                         ------------ ------------ ------------ ------------ ------------
                         $121,331,872 $187,618,950 $266,373,846 $188,555,924 $238,212,406
                         ============ ============ ============ ============ ============
Net Income (Loss):
  SCI................... $  1,389,995 $  3,971,760 $  6,977,003 $  6,279,031 $(19,706,922)
  Pooled Entities.......   11,791,831   14,377,097    9,125,944    8,944,868    9,126,541
                         ------------ ------------ ------------ ------------ ------------
                         $ 13,181,826 $ 18,348,857 $ 16,102,947 $ 15,223,899 $(10,580,381)
                         ============ ============ ============ ============ ============

                          SNYDER COMMUNICATIONS, INC.

  The Company recognized a charge to first quarter 1997 income of approximately $16.2 million (before income taxes) related to costs incurred and resulting from the MMD and Brann business combinations. This charge consisted primarily of investment banking, other professional service fees and certain U.K. excise and transfer taxes as well as a charge of approximately $9.1 million related to the accelerated vesting of Brann options (see Note 12) and is included in acquisition and related costs in the supplemental consolidated statement of income.

  The Company recognized a charge to third quarter 1997 income of approximately $17.0 million (before income taxes) relating to the American List, Bounty and SCA business combinations. This charge consisted primarily of investment banking, other professional service fees, legal expenses, certain U.K. excise and transfer taxes, and the writeoff of certain intangible assets which became impaired as a result of the combination and is included in acquisition and related costs in the supplemental consolidated statement of income.

  Excluding the $33.2 million in non-recurring acquisition and related costs recorded during the nine months ended September 30, 1997, the Company would have recorded $17.9 million in pro forma net income and $0.36 in pro forma fully diluted net income per share.

  The Company anticipates recognizing a charge to fourth quarter 1997 income of approximately $5.8 million (before income taxes) relating to the GEM, RDL and PharmFlex business combinations. This charge consists primarily of investment banking, legal and other professional service fees.

 Purchase Business Combinations

  During 1997 SCI has made several acquisitions which have been accounted for as purchase business combinations. These transactions have resulted in the recognition of additional amounts of goodwill and other intangible assets of approximately $27.6 million.

  HALLIDAY JONES SALES LTD.--On August 28, 1997 SCI acquired 100% of Halliday Jones Sales Ltd. ("HJ") in a purchase transaction in which HJ became a wholly owned subsidiary of SCI. The total consideration paid in connection with the acquisition of HJ, including the repayment of assumed debt immediately following the closing, was $19.4 million, consisting of 425,478 shares of SCI common stock and $7.4 million in cash. HJ is a provider of outsourced pharmaceutical sales services primarily in the United Kingdom but also in Ireland.

  The following table presents proforma financial information as if these 1997 purchase business combinations had been consummated at the beginning of each of the periods presented and all of the Company's operations had been taxed similar to a C Corporation.

                                                     FOR THE NINE FOR THE NINE
                                     FOR THE YEAR    MONTHS ENDED MONTHS ENDED
                                  ENDED DECEMBER 31,  SEPTEMBER    SEPTEMBER
                                         1996          30, 1996     30, 1997
                                  ------------------ ------------ ------------
                                     (UNAUDITED)     (UNAUDITED)   (UNAUDITED)
Pro Forma Revenues...............    $291,046,615    $207,060,501 $251,308,237
Pro Forma Income (Loss) Before
 Extraordinary Item..............      13,144,464      10,269,917  (10,973,915)
Pro Forma Net Income (Loss)......      11,929,059      10,269,917  (10,973,915)
Pro Forma Net Income (Loss) Per
 Share...........................             .26             .23         (.22)

  There are important risks associated with the Company's business and financial results. These risks include: (i) the Company's reliance on significant clients, one of which constituted 19 percent of its 1996 revenues (see

                          SNYDER COMMUNICATIONS, INC.

Note 3); (ii) the Company's ability to sustain and manage future growth; (iii) the Company's ability to manage and successfully integrate the businesses it has acquired and may acquire in the future; (iv) the Company's ability to successfully manage its international operations; (v) the potential adverse effects of fluctuations in foreign exchange rates; (vi) the Company's dependence on industry trends toward outsourcing of marketing services; (vii) the risks associated with the Company's reliance on technology and the risk of business interruption resulting from a temporary or permanent loss of such technology; and (viii) the dependence of the Company's success on its executive officers and other key employees, in particular, its Chairman of the Board of Directors and Chief Executive Officer.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Cash and Equivalents

  Cash and equivalents are comprised principally of amounts in operating accounts, money market investments, and other short-term instruments, stated at cost which approximates market value, with original maturities of three months or less.

 Marketable Securities

  The Company's investments are classified into three categories. Those securities classified as "trading" or "available-for-sale" are reported at market value. Debt securities consisting of state municipal bonds, certificates of deposit, and U.S. Treasury bills are classified as "held-to-maturity" and are reported at amortized cost. Cost is determined using the specific identification method. Unrealized gains and losses from securities "available-for-sale" are reported as a separate component of stockholders' equity, net of related tax effects.

 Debt Issuance Costs

  Debt issuance costs are charged to expense as additional interest expense over the life of the related debt using the interest method.

 Property and Equipment

  Property and equipment is stated at cost. The Company depreciates furniture, fixtures and office and telephone equipment on a straight-line basis over three to ten years; WallBoard(R) displays over five years; computer equipment over two to four years; automobiles over three to five years and buildings over fifty years. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvements.

  When assets are retired or sold, the cost and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is reflected in income.

 Revenue Recognition

  DIRECT SERVICES--The Company performs direct sales services on behalf of its clients including field sales, teleservices, database management, creative design, direct response marketing and print production. Revenues are recognized as services are rendered in accordance with the terms of the contracts. Certain of these contracts provide for payments based on accepted customers and the type of service purchased by the customer. Revenues related to these sales are recognized on the date the application for service is accepted by the Company's clients. At this point, the Company has no further performance obligation related to the submitted customer and is contractually entitled to payment. Certain of the contracts include postage and other pass-through costs incurred

                          SNYDER COMMUNICATIONS, INC.

by the Company on behalf of its clients. For these contracts, the Company records as revenue the net billings to its clients. Certain other contracts of the Company provide the client with the right to seek a return of previously paid commissions if the customers submitted by the Company do not meet certain defined characteristics and performance standards. These relate to the client's ability to successfully provide service to the customer, the bad debt experience of the customer base submitted by the Company, the achievement of targeted customer goals and certain minimum usage and life measures of the customer base. At the point of revenue recognition, an allowance is recorded by the Company based on an estimate for these returned commissions. The allowance is estimated based on the Company's historical experience and periodically reviewed by the Company and adjusted when necessary.

  MEDIA AND SAMPLING SERVICES--Media and Sampling services revenues are recognized over the contract term as program services are rendered. Unearned revenue is recorded for billings prior to the earning of such revenue.

  MEDICAL SERVICES--The Company recognizes revenue and associated costs when services have been performed by field representatives. Unbilled services represent revenues earned on contracts, but billed in a subsequent accounting period.

  DATA DELIVERY SERVICES--Revenues from the sale of lists are recognized upon the shipment to customers of lists on computerized labels, magnetic tape or computer diskettes for a one-time usage. Additional billings are made by the Company for additional usage by the customers.

 Goodwill and Other Intangible Assets

  Goodwill equal to the fair value of consideration paid in excess of the fair value of net assets purchased has been recorded in conjunction with several of the Company's purchase business combinations and is being amortized on a straight-line basis over periods of fifteen to thirty years. When conditions or events occur which management believes might indicate the goodwill is impaired, an analysis of estimated future undiscounted cash flows is undertaken to determine if any write down in the carrying value of the goodwill is required.

  Costs of purchased lists are amortized on a straight-line basis over their estimated useful lives, generally one to five years. The Company determines the useful lives of its lists based upon the estimated period of time such lists are marketable. The Company periodically reviews the marketability of its lists and, accordingly, their respective estimated useful lives. Such reviews, to date, have not resulted in revised estimates of the useful lives of the lists.

  The costs of licenses to use, reproduce, and distribute lists are amortized on a straight-line basis over the term of the related license agreement. In the event that facts and circumstances indicate that the deferred cost of the license may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the license would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required. Impairment would be recognized in operating results if a permanent diminution in value were to occur. In conjunction with SCI's acquisitions of American List, SCA and Bounty in July 1997 and the Company's current competitive strategy, management determined that the intangible asset associated with the license fee had been impaired, and accordingly an impairment loss was recorded in the third quarter of 1997.

 Income Taxes

  The accompanying supplemental consolidated financial statements reflect no provision for Federal or state income taxes related to income earned by the Partnership prior to the Reorganization since each of the partners

                          SNYDER COMMUNICATIONS, INC.

of the Partnership reflected their share of the Partnership's net income on their respective tax returns. Prior to January 1, 1996, SMS was taxed as a C corporation and, accordingly, a provision for taxes of SMS is reflected in the accompanying consolidated statement of income for each of the two years in the period ended December 31, 1995. During this period, SMS accounted for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109").

  Effective January 1, 1996, SMS elected to be taxed as an S corporation under the Internal Revenue Code. In lieu of corporate taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income.

  Effective with the Reorganization, SCI is treated as a C corporation for Federal and state income tax purposes. At the date of the Reorganization, SCI recognized a net deferred tax asset and an associated tax benefit equal to the cumulative net deductible temporary differences existing at that date. The income tax provision recorded for the year ended December 31, 1996 includes a provision for income taxes for SCI for the period from September 24, 1996, the date of the Reorganization, through December 31, 1996, offset by the net deductible temporary differences existing at the date of the Reorganization.

  During 1994, MMD elected to be taxed as an S corporation. Accordingly, no provision for Federal income taxes has been made for MMD in the accompanying supplemental consolidated financial statements. However, MMD is subject to New York state income tax at reduced rates and New York City income tax.

  SCA elected to be taxed as an S corporation effective January 1, 1995. Accordingly, no provision for Federal or state income taxes has been made for SCA in the accompanying 1995 and 1996 supplemental consolidated financial statements.

  Prior to their combination with SCI, both GEM and PharmFlex were taxed as S corporations. Accordingly, no provision for Federal or state income taxes has been made for GEM or PharmFlex in the accompanying supplemental consolidated financial statements.

  Brann, Bounty and RDL incur and pay taxes in the U.K. on a corporate level similar to a C corporation in the United States.

 Pro Forma Income Data (Unaudited)

  The unaudited pro forma net income and net income per share amounts include a provision for Federal and state income taxes as if the Company had been a taxable C corporation for all periods presented. The shares used in computing pro forma net income per share assume that the Reorganization and the Acquisitions had occurred at the beginning of each of the periods presented, reflect the issuance of additional shares as a result of issuances of stock, the exercise of stock options, and the repurchase of outstanding shares by certain subsidiaries of the Company prior to their mergers with SCI. The pro forma income tax rate reflects the combined Federal and state income taxes of approximately 39.6 percent, 38.8 percent and 42.4 percent, for the years ended December 31, 1994, 1995 and 1996, respectively, and 42.0 percent and (211.4) percent (after giving effect to certain acquisition costs which are not deductible for tax purposes) for the nine months ended September 30, 1996 and 1997, respectively.

  The Company's September 30, 1997 tax provision exceeds its statutory rate due to the recognition of certain acquisition and related costs which are not deductible for income tax purposes.

                          SNYDER COMMUNICATIONS, INC.

 Accounting for Stock Options

  The Company accounts for its stock-based compensation plan using the intrinsic value based method in accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees." Pro forma disclosure of net income and earnings per share, calculated as if the Company accounted for its stock-based compensation plan using the fair value based method in accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), is included in Note 12.

 Interim Financial Statements

  The supplemental combined financial statements of the Company as of and for the nine months ending September 30, 1996, and 1997, presented herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. As a result, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. The financial statements reflect all adjustments (consisting of only normal recurring adjustments) which, in the opinion of management, are necessary to present fairly the combined financial position of the Company as of September 30, 1997 and the results of its operations and cash flows for the nine months ended September 30, 1996 and 1997.

 Foreign Currency Translations

  Assets and liabilities of the Company's international subsidiaries are translated using the exchange rate in effect at the balance sheet date. Revenue and expense accounts for these subsidiaries are translated using the average exchange rate during the period. Foreign currency translation adjustments are disclosed as a separate component of equity.

 Estimates and Assumptions

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's most significant estimates relate to certain of its contracts to provide outsourced marketing services. The terms of these contracts provide that the Company's clients may seek a return of previously paid commissions if certain defined characteristics or performance standards are not met. The Company has recorded an allowance in the accompanying supplemental consolidated financial statements in an amount which it considers sufficient to satisfy any claims which might be made pursuant to these provisions. During the quarter ended March 31, 1997, the Company completed all services required under its MCI contract and recorded $2.3 million of revenue which had been deferred at December 31, 1996.

 Concentration of Credit Risk

  Concentration of credit risk is limited to cash and cash equivalents, marketable securities, accounts receivable, and unbilled services and is subject to the financial conditions of certain major clients as described in
Note 3. The Company places its investments in highly rated financial institutions, United States Treasury bills, investment grade short-term debt instruments and state and local municipalities, while limiting the amount of credit exposure to any one entity. The Company's receivables are concentrated with customers in the telecommunications, pharmaceutical and consumer packaged goods industries. The Company does not require collateral or other security to support clients' receivables.

                          SNYDER COMMUNICATIONS, INC.

 New Accounting Pronouncements

  During February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). This statement is effective for years ending after December 15, 1997 and will be implemented by the Company in its December 31, 1997 financial statements.

  SFAS No. 128 requires primary earnings per share ("EPS") to be replaced with basic EPS. Primary EPS is computed by dividing reported earnings available to common stockholders by the weighted average number of shares outstanding without consideration of common stock equivalents or other potentially dilutive securities. Fully diluted EPS, now called diluted EPS is still included. As discussed in Note 12, SCI adopted its stock option plan and began offering stock options in September 1996. Because the options were outstanding for only a short period of time during 1996, management has established that the effect of this pronouncement on the computation of basic EPS is immaterial for 1996. However, in future years, when the options are outstanding for the entire year, management has estimated that the Company's reported EPS will be higher under SFAS No. 128 than under the old EPS standard.

  During June 1997, the Financial Accounting Standards Board issued SFAS No. 130 "Reporting Comprehensive Income" ("SFAS No. 130"). This statement is effective for years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Management is currently evaluating the impact of SFAS No. 130.

3. SIGNIFICANT CLIENTS:

  The Company had one client which represented 2, 13 and 19 percent of the Company's total revenues for the years ended December 31, 1994, 1995 and 1996, respectively. The Company's principal contract with this client extended through December 1997. In December 1997 the Company elected not to renew its contract with this client, and instead has entered into a contract with a new client to provide services similar to those previously provided to this customer. There can be no assurance, however, that the contract with the new client will generate revenues or profitability which are greater than or equal to those generated by this one client. The Company had a second client which represented 10, 11, and 7 percent of the Company's total revenues for the years ended December 31, 1994, 1995, 1996, respectively.

                          SNYDER COMMUNICATIONS, INC.

4. MARKETABLE SECURITIES

  The amortized cost, unrealized gains and losses, and market values of the Company's held-to-maturity and available-for-sale securities are summarized as follows:

                                                 GROSS      GROSS
                                    AMORTIZED  UNREALIZED UNREALIZED   MARKET
                                       COST      GAINS      LOSSES     VALUE
                                    ---------- ---------- ---------- ----------
December 31, 1996
  Held to maturity, maturing in
   less than one year:
    State and municipal bonds...... $5,571,856  $ 4,493    $ (5,945) $5,570,404
    Certificates of deposit........    188,656      --         (547)    188,109
                                    ----------  -------    --------  ----------
                                    $5,760,512  $ 4,493    $ (6,492) $5,758,513
                                    ==========  =======    ========  ==========
  Available for sale:
    Equity securities.............. $  104,452  $ 1,192    $(23,739) $   81,905
    Government income securities...    498,162      --      (43,167)    454,995
                                    ----------  -------    --------  ----------
                                    $  602,614  $ 1,192    $(66,906) $  536,900
                                    ==========  =======    ========  ==========
December 31, 1995
  Held to maturity, maturing in
   less than one year:
    State and municipal bonds...... $6,484,774  $ 8,116    $   (718) $6,492,172
    U.S. Treasury bills............    500,353      --         (116)    500,237
    Certificates of deposit........    281,956      --         (541)    281,415
                                    ----------  -------    --------  ----------
                                    $7,267,083  $ 8,116    $ (1,375) $7,273,824
                                    ==========  =======    ========  ==========
  Available for sale:
    Equity securities.............. $  102,882  $ 1,091    $(30,760) $   73,213
    Government income securities...    469,808      --      (35,052)    434,756
                                    ----------  -------    --------  ----------
                                    $  572,690  $ 1,091    $(65,812) $  507,969
                                    ==========  =======    ========  ==========
December 31, 1994
  Held to maturity, maturing in
   less than one year:
    State and municipal bonds...... $6,214,203  $ 3,566    $(15,947) $6,201,822
    U.S. Treasury bills............    613,840   14,362         --      628,202
                                    ----------  -------    --------  ----------
                                    $6,828,043  $17,928    $(15,947) $6,830,024
                                    ==========  =======    ========  ==========
  Available for sale:
    Equity securities.............. $  173,293  $   803    $(43,763) $  130,333
    Government income securities...    439,968      --      (46,934)    393,034
                                    ----------  -------    --------  ----------
                                    $  613,261  $   803    $(90,697) $  523,367
                                    ==========  =======    ========  ==========

  As a result of changes in market value of the available-for-sale security portfolio, a valuation adjustment of $3,747, $4,687 and $(11,833), net of deferred taxes, is recorded as a separate component of equity at December 31, 1996, December 31, 1995 and December 31, 1994.

                          SNYDER COMMUNICATIONS, INC.

5. PROPERTY AND EQUIPMENT:

  Property and equipment consists of the following:

                                                           DECEMBER 31,
                                                     --------------------------
                                                         1995          1996
                                                     ------------  ------------
WallBoards(R)....................................... $  1,829,398  $  1,790,566
Buildings and machinery.............................   11,393,322    14,359,796
Computer equipment..................................   10,717,099    14,753,787
Office and telephone equipment......................    8,017,771    13,347,913
Furniture and fixtures..............................    1,712,677     2,196,705
                                                     ------------  ------------
                                                       33,670,267    46,448,767
Accumulated depreciation............................  (15,729,537)  (21,910,854)
                                                     ------------  ------------
                                                      $17,940,730  $ 24,537,913
                                                     ============  ============

6. GOODWILL AND OTHER INTANGIBLE ASSETS:

  Goodwill and other intangible assets consist of the following:

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1995         1996
                                                       -----------  -----------
Goodwill.............................................. $13,880,770  $15,037,176
Unamortized costs of lists............................   3,886,624    5,121,445
License agreement.....................................   3,339,369    3,339,782
Covenant not to compete...............................     571,012      571,012
Marketing rights......................................     361,259      560,758
                                                       -----------  -----------
                                                        22,039,034   24,630,173
Less accumulated amortization.........................  (3,730,283)  (6,044,058)
                                                       -----------  -----------
                                                       $18,308,751  $18,586,115
                                                       ===========  ===========

  Goodwill arose from the Brann, Bounty and GEM management buy-outs in January 1994, August 1995 and September 1993, respectively which were accounted for as purchase business combinations.

  Effective July 1, 1994, American List entered into an exclusive licensing agreement, whereby it obtained a ten-year license to use, reproduce and distribute a defined segment of the licensor's lists and to use their sources and customer list to compile and market American List's own lists. As consideration for the granting of the license, American List is obligated to pay a total of $4,200,000. The license fee is payable in three annual installments of $600,000 which began July 1994; three annual installments of $500,000 beginning July 1997; three annual installments of $250,000 beginning July 2000; and a final installment of $150,000 in July 2003 (see Note 7). The Company has recorded the cost and related obligation for the license, net of imputed interest at 7.25 percent, which approximated $3.3 million. The net cost of the license is being amortized on a straight-line basis over the ten-year term of the license agreement. In conjunction with SCI's acquisitions of American List, SCA and Bounty in July 1997 and the Company's current competitive strategy, management determined that the intangible asset associated with the license fee had been impaired and accordingly, an impairment loss was recorded in the Company's third quarter 1997 income statement as an acquisition related cost.

  Amortization expense of goodwill and other intangible assets totaled $1,541,354, $2,188,429 and $2,313,775 in 1994, 1995 and 1996, respectively.

                          SNYDER COMMUNICATIONS, INC.

7. DEBT:

 Long-Term Borrowings

  At December 24, 1997, the Company has approximately $1.6 million in long-term borrowings outstanding.

  Brann had a loan payable to a commercial bank in the amount of $7,246,290 and $7,165,631 as of December 31, 1995 and 1996, respectively. The loan had an interest rate of 7.6275 percent per annum until January 28, 1999, at which date the interest rate was to change to the bank's base rate plus 1.75 percent. The loan was payable in annual installments of $855,700, until March 1, 2004, when the entire unpaid amount was due in full. The loan was secured by Brann's assets and the book value of the loan approximated its fair value as of December 31, 1996. In April 1997, the full amount of the loan outstanding was repaid.

  Bounty has a loan payable to a commercial bank in the amount of $3,296,000 and $4,114,000 as of December 31, 1995 and 1996, respectively. The loan bears interest at 2.75 percent above the bank's base rate, which equates to an interest rate of 8.75 percent at December 31, 1996. The book value of the loan approximated its fair value at December 31, 1996. The loan is secured by all of the assets of Bounty. In September 1997, the full amount of the loan outstanding was repaid.

  American List is obligated under a license agreement to make future payments (see Note 6). This net obligation of $2,339,000 and $1,914,000 at December 31, 1995 and 1996, respectively, has been classified as a long-term borrowing in the accompanying supplemental consolidated balance sheet. Of these amounts, $445,645 and $374,113 have been classified as current as of December 31, 1995 and 1996, respectively.

  GEM had a loan payable to a commercial bank in the amount of $750,000 as of December 31, 1995. Of this amount, $120,000 has been classified as short-term borrowing in the accompanying supplemental consolidated balance sheet as of December 31, 1995. The loan was payable in quarterly installments of $30,000 for eight reductions beginning March 31, 1996 and ending on December 31, 1997. The entire unpaid amount was due in full January 2, 1999. In June 1996, the full amount of the loan outstanding was repaid.

  RDL has a loan payable to a commercial bank in the amount of $459,556 and $382,356 as of December 31, 1995 and 1996, respectively. The loan bears interest at 1.25 percent above the bank's base rate. Of these amounts, $30,034 and $37,477 have been classified as current as of December 31, 1995 and 1996, respectively. On December 31, 1997, the full amount of the loan outstanding was repaid.

 Related Party Borrowings--Subordinated Debentures

  On October 28, 1996 SCI used approximately $7.0 million of cash to redeem in full the subordinated debentures (the "Debentures") due to related parties. The Debentures were originally issued on May 18, 1995, with a face amount of $6.0 million. Cash proceeds of $5.0 million were received upon issuance of the Debentures. The difference between the cash proceeds received and the face amount of the Debentures was accounted for as an original issue discount. The Debentures had a stated interest rate of 12.25 percent (effective interest rate to maturity of approximately 17 percent) and an original maturity date of December 31, 2001. The Debentures were classified as long term at December 31, 1995, because SCI did not have the intent to repay them at that date. The $7.0 million payment consisted of the face amount of the Debentures, a prepayment penalty and accrued interest. A non-recurring charge of $1.2 million, net of a $805,874 tax benefit, was recorded at December 31, 1996 as an extraordinary loss related to this early debt extinguishment. The non-recurring charge consists of prepayment penalties and the write-off of unamortized discount and debt issuance costs.

 Related Party Borrowings--Stockholder Loans

  Bounty borrowed approximately $10.4 million from certain stockholders to fund, in part, its August, 1995 management buy-out of Bounty Holdings Limited. The borrowings had interest rates ranging from 0 percent to 10 percent with maturities beginning in 1996 and extending through 2008. At December 31, 1995 and 1996,

                          SNYDER COMMUNICATIONS, INC.

$10.4 million and $10.5 million, respectively, remained outstanding under these borrowings. In July 1997, the full amount outstanding under these borrowings was repaid.

  RDL borrowed approximately $389,665 from a principal shareholder. The borrowings had interest rates equivalent to the UK bank rate applied quarterly with a maturity of December 31, 2004. At December 31, 1995 and 1996, $190,567 and $147,784, respectively, remained outstanding under these borrowings. In October 1997, the full amount outstanding under these borrowings was repaid.

 Notes Payable

  Concurrent with the formation of the Partnership, the Original Limited Partner loaned the Partnership $350,000 as evidenced by a promissory note. On May 10, 1989, the Partnership entered into another promissory note agreement with the Original Limited Partner to repay the principal amount of advances previously made by the Original Limited Partner to the Partnership. Effective January 1, 1993, all prior notes payable and the related accrued interest to the Original Limited Partner were combined into one note totaling $3,252,781. This note bore interest of 8.00 percent per annum. This note was paid in full in May of 1995 with a portion of the proceeds from the Debentures.

  Future minimum payments as of December 31, 1996 on all long-term borrowings are as follows:

      1997......................................................... $ 3,550,753
      1998.........................................................   3,042,860
      1999.........................................................   3,048,519
      2000.........................................................   2,768,194
      2001.........................................................   2,750,004
      Thereafter...................................................   9,290,431
                                                                    -----------
      Total future minimum payments................................  24,450,761
      Less--current portion........................................   3,550,753
                                                                    -----------
          Total.................................................... $20,900,008
                                                                    ===========

 Lines of Credit

  SCI obtained a $2.5 million line of credit in September 1996. The line of credit has a variable rate of interest with borrowings payable on an amortizing basis to September 1999, the date the line expires. At December 31, 1996, approximately $0.9 million was outstanding and the interest rate was
6.75 percent. The weighted average interest for the period ended December 31, 1996 was 6.71 percent.

  MMD has a $2.0 million revolving line of credit agreement with a bank. The line of credit has a variable interest rate based on the bank's prime rate (8.25 percent as of December 31, 1996). MMD had $1.0 and $0.5 million outstanding on this line at December 31, 1995 and 1996, respectively, and the effective interest rate was 8.0 percent for the year ended December 31, 1996. Borrowings pursuant to the line of credit are collateralized by substantially all of the assets of MMD. In February 1997, MMD paid off the outstanding balance of $0.5 million.

  Brann and Bounty maintain lines of credit for general business expenditures. These lines bear interest at the commercial bank's base rate plus 1.25 percent to 2.75 percent. There was $1.0 million outstanding under these lines of credit at December 31, 1996.

                          SNYDER COMMUNICATIONS, INC.

8. INCOME TAXES:

  At the date of the Reorganization, a net deferred tax asset was recorded with an associated credit to the provision for income taxes. The Company's income tax provision includes the following components.

                                                 YEARS ENDED DECEMBER 31,
                                             ----------------------------------
                                                1994        1995        1996
                                             ----------  ----------  ----------
Current................. U.S.-Federal        $3,281,639  $4,250,500  $4,964,176
                         U.S.-State and City  1,062,608     887,347   1,125,938
                         U.K.                 1,404,777   2,216,739   1,418,702
                                             ----------  ----------  ----------
                                              5,749,024   7,354,586   7,508,816
                                             ----------  ----------  ----------
Deferred................ U.S.-Federal            83,000      51,000    (668,618)
                         U.S.-State and City        --        9,000    (114,824)
                         U.K.                    (1,532)     48,887    (731,435)
                                             ----------  ----------  ----------
                                                 81,468     108,887  (1,514,877)
Tax effect of equity transaction............        --     (815,000)        --
                                             ----------  ----------  ----------
Income tax provision........................ $5,830,492  $6,648,473  $5,993,939
                                             ==========  ==========  ==========

  The provision for taxes on income before extraordinary item differs from the amount computed by applying the U.S. Federal income tax rate as a result of the following:

                                                              YEARS ENDED
                                                             DECEMBER 31,
                                                          ---------------------
                                                          1994    1995    1996
                                                          -----  ------  ------
Taxes at statutory U.S. Federal income tax rate.........  35.00%  35.00%  35.00%
U.S./U.K. tax rate differential.........................  (0.33)  (0.44)   0.03
Income taxed directly to owners.........................  (9.40) (11.23) (13.68)
State and city income taxes, net of Federal tax benefit.   4.48    2.29    3.06
Tax effect of Reorganization............................    --      --    (2.77)
Tax effect of dividends on mandatorily redeemable
 preferred stock........................................   0.56    0.48    0.78
Tax effect of goodwill amortization.....................   0.20    0.42    0.58
Tax effect of U.K. permanent differences................   0.88    0.40    1.84
Other...................................................  (0.72)  (0.32)   0.87
                                                          -----  ------  ------
Effective tax rate......................................  30.67%  26.60%  25.71%
                                                          =====  ======  ======

  Deferred income taxes are recorded based upon differences between the financial statement and tax bases of assets and liabilities. As of December 31, 1995 and 1996 temporary differences that give rise to the deferred tax assets and liabilities consisted of the following:

                                                        YEARS ENDED DECEMBER
                                                                 31,
                                                       ------------------------
                                                          1995         1996
                                                       -----------  -----------
Accrued expenses and other liabilities................ $    85,318  $ 1,281,339
Tax losses of a subsidiary of Bounty..................   2,005,969    1,964,338
Tax benefit of capital losses.........................   1,090,697    1,202,183
Other.................................................      57,751       42,582
                                                       -----------  -----------
Gross deferred tax assets.............................   3,239,735    4,490,442
Property and equipment................................    (273,766)     (97,029)
Prepaid pension cost..................................     (60,321)     (83,859)
                                                       -----------  -----------
Gross deferred tax liabilities........................    (334,087)    (180,888)
Valuation allowance...................................  (3,096,666)  (3,166,521)
                                                       -----------  -----------
Net deferred tax (liability) asset.................... $  (191,018) $ 1,143,033
                                                       ===========  ===========

                          SNYDER COMMUNICATIONS, INC.

  Two subsidiaries of Bounty have certain tax capital and operating losses which can be realized only if these subsidiaries generate taxable capital gains or operating income, respectively. At December 31, 1995 and 1996, management determined that a valuation allowance against the deferred tax asset associated with these tax losses was required.

  At December 31, 1996, cumulative undistributed earnings of Brann, Bounty and RDL were approximately $3.7 million. No provision for U.S. income taxes or U.K. withholding taxes has been made since the Company considers these undistributed earnings to be permanently invested in the U.K. The Company has estimated that because of available tax planning strategies such earnings, if repatriated, would not result in an additional material tax provision.

9. GEOGRAPHICAL DATA:

  After giving effect to the Acquisitions, the Company has operations in the United States, the U.K., Ireland and Hungary. Financial information for the Company's operations in the U.K., Ireland, and Hungary are classified as foreign and consist primarily of operations in the U.K.

                                                 YEARS ENDED DECEMBER 31,
                                          --------------------------------------
                                              1994         1995         1996
                                          ------------ ------------ ------------
      Revenues
        United States.................... $ 71,258,303 $113,187,930 $170,780,884
        Foreign..........................   50,073,569   74,431,020   95,592,962
                                          ------------ ------------ ------------
          Total revenues................. $121,331,872 $187,618,950 $266,373,846
                                          ============ ============ ============
      Income from operations
        United States.................... $ 15,881,015 $ 19,688,087 $ 23,244,162
        Foreign..........................    4,040,186    6,836,486    2,122,378
                                          ------------ ------------ ------------
          Total income from operations... $ 19,921,201 $ 26,524,573 $ 25,366,540
                                          ============ ============ ============
                                                           1995         1996
                                                       ------------ ------------
      Identifiable assets
        United States....................              $ 55,414,189 $105,799,130
        Foreign..........................                54,960,643   64,073,424
                                                       ------------ ------------
          Total identifiable assets......              $110,374,832 $169,872,554
                                                       ============ ============

10. LEASES:

  The Company leases certain facilities, office equipment and other assets. The following is a schedule of future minimum lease payments for capital leases and for operating leases (with initial or remaining terms in excess of one year at December 31, 1996).

                                                         CAPITAL     OPERATING
      YEARS ENDING DECEMBER 31,                          LEASES       LEASES
      -------------------------                        -----------  -----------
      1997............................................ $ 1,360,357  $ 8,762,904
      1998............................................   1,500,673    6,686,917
      1999............................................     653,974    5,119,774
      2000............................................      86,563    4,136,302
      2001............................................       3,646    3,362,081
      Thereafter......................................         --    10,640,657
                                                       -----------  -----------
      Total minimum lease payments....................   3,605,213  $38,708,635
                                                                    ===========
      Less--Amount representing interest..............    (418,900)
                                                       -----------
      Total obligation under capital leases...........   3,186,313
      Less--Current portion...........................  (1,108,954)
                                                       -----------
      Long-term portion............................... $ 2,077,359
                                                       ===========

                          SNYDER COMMUNICATIONS, INC.

  Property and equipment, net, on the supplemental consolidated balance sheets includes $1,326,069 and $3,791,991 for equipment purchased under capital leases as of December 31, 1995 and 1996, respectively.

  Rental expense for all operating leases was approximately $2,399,498, $4,019,887 and $5,544,997 for the years ended December 31, 1994, 1995 and
1996, respectively.

11. CAPITAL STOCK:

  On September 30, 1996 SCI completed an initial public offering of 8,970,000 shares of its common stock, par value $0.001 per share (the "Common Stock") at an offering price of $17.00 per share. The offering included 4,038,162 newly issued shares of Common Stock sold by SCI and 4,931,838 previously outstanding shares of Common Stock sold by selling stockholders. SCI received net proceeds of $59.2 million from the offering (after deducting the costs associated with the offering). SCI did not receive any proceeds from the sale of shares of Common Stock in the offering by the selling stockholders.

  In May 1995, SMS sold a 6.15 percent interest in the Partnership for $2,050,000 in cash proceeds. These proceeds are reflected (net of associated income taxes of $815,000 and SMS's basis in the equity interest) as a contribution to additional paid-in capital in the accompanying supplemental consolidated financial statements.

12. STOCK INCENTIVE PLAN:

  In September 1996, SCI adopted the 1996 Stock Incentive Plan (the "Stock Option Plan"). The Stock Option Plan authorizes SCI to grant incentive stock options, non-qualified stock options, restricted stock awards and stock appreciation rights ("SARs"). Subject to adjustment, the aggregate number of shares of Common Stock which may be issued under the Stock Option Plan upon exercise of options, SARs or in the form of restricted stock may not exceed 17.5% of the number of shares of Common Stock outstanding.

  In conjunction with Brann's purchase of Brann Holdings Limited in January 1994, Brann adopted a stock option plan. Granted options were exercisable upon a sale or flotation of Brann as defined in the terms of the plan. No compensation expense has been recognized in the financial statements for the Brann options for any of the periods presented as the conditions for their exercise were not probable at any of the balance sheet dates. In conjunction with the acquisition of Brann by SCI, all of the outstanding options of Brann were exchanged for options of the common stock of the Company under the Stock Option Plan. The exchange of Brann options for SCI options was based on the final common stock exchange rates used in the acquisition, with the SCI options possessing identical terms to the Brann options at the date of conversion. The Company recognized a charge to first quarter 1997 income of approximately $9.1 million related to the accelerated vesting of these options.

  The exercise price of options granted under the Stock Option Plan may not be less than 100 percent (110 percent in the case of an optionee who is a 10 percent stockholder) of the fair market value per share of Common Stock on the date of the option grant. The vesting and other provisions of the options are determined by the Company's Board of Directors. All options granted as of December 31, 1996 vest on or before the fourth anniversary of the date of grant and expire on or before the tenth anniversary of the date of grant.

                          SNYDER COMMUNICATIONS, INC.

  A summary of the activity within the Stock Option Plan, for the three years ended December 31, 1996, after giving retroactive effect to the conversion of the Brann, Bounty and American List options, is as follows:

                                                       SHARES OUTSTANDING
                                                    ---------------------------
                                                     1994     1995      1996
                                                    -------  -------  ---------
      Beginning of year............................  45,708  558,200    652,390
        Granted.................................... 516,254  128,829  4,329,359
        Exercised..................................  (3,762)  (7,171)   (65,214)
        Forfeited..................................     --   (27,468)  (280,520)
        Expired....................................     --       --     (85,500)
                                                    -------  -------  ---------
      End of year.................................. 558,200  652,390  4,550,515
                                                    =======  =======  =========
      Exercisable at end of year...................                     463,093
                                                                      =========

                                                              WEIGHTED AVERAGE
                                                               EXERCISE PRICE
                                                             -------------------
                                                             1994   1995   1996
                                                             ----- ------ ------
      Beginning of year..................................... $9.33 $ 4.14 $ 5.43
        Granted.............................................  3.70  10.07  17.01
        Exercised...........................................  9.33   8.93  13.93
        Forfeited...........................................   --    0.27  15.65
        Expired.............................................   --     --   15.79
      End of year...........................................  4.12   5.42  15.50

  The weighted average option fair value on the grant date was $8.85 for options issued during the year ended December 31, 1996.

  The following table presents information related to the 4,550,515 options outstanding at December 31, 1996.

                                                                    WEIGHTED
      COMPANY OPTIONS                                                AVERAGE
      ---------------                     NUMBER OF   EXERCISE     CONTRACTUAL
      ISSUED BY                            OPTIONS      PRICE     LIFE IN YEARS
      ---------                           --------- ------------- -------------
      SCI prior to initial public
       offering.......................... 3,767,500        $17.00     9.69
      SCI subsequent to initial public
       offering..........................   194,500    $19.38-$27     9.93
      Brann..............................   400,422   $0.27-$2.67     7.00
      Bounty.............................    91,501   $0.52-$1.73     0.96
      American List......................    96,592 $15.79-$23.58     7.53
                                          ---------
                                          4,550,515
                                          =========

  The fair value of each option grant is estimated on the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1996: risk-free interest rate of 6.2 percent, expected dividend yield of zero, expected life of 5 years, and expected volatility of 50 percent.

                          SNYDER COMMUNICATIONS, INC.

  If the Company had recorded compensation expense using the fair value based method prescribed by SFAS No. 123, the Company's 1996 pro forma net income and 1996 pro forma net income per share amounts would have been reduced to the following as adjusted amounts.

      Pro forma net income:
        As reported.................................................. 12,219,282
        As adjusted..................................................  5,324,128
      Pro forma net income per share:
        As reported..................................................       0.27
        As adjusted..................................................       0.12
      Pro forma fully diluted net income per share:
        As reported..................................................       0.27
        As adjusted..................................................       0.12

13. MANDATORILY REDEEMABLE PREFERRED STOCK:

  The preferred shares were redeemed in full subsequent to December 31, 1996, as part of the Acquisitions.

  On January 25, 1994, in connection with the acquisition of Brann Direct Marketing Limited by Brann Holdings, fixed cumulative mandatorily redeemable preferred shares with a par value of (Pounds)0.90 were issued for (Pounds)1.00. All of the 3,067,000 authorized shares were issued yielding proceeds of $4,582,098 less associated issue costs of $129,978. A fixed cumulative dividend was payable at the following rates:

      1994..................................................................  5%
      1995..................................................................  6%
      1996..................................................................  7%
      Thereafter............................................................  8%

  The shares were redeemable at (Pounds)1.00 per share, including the (Pounds)0.10 premium per share on the following dates by the holders or earlier at the option of Brann.

                                                                         NUMBER
                                                                         -------
      December 31, 1998................................................. 517,000
      December 31, 1999................................................. 850,000
      December 31, 2000................................................. 850,000
      December 31, 2001................................................. 850,000

  In October 1996, Bounty issued 750,000 shares of fixed cumulative mandatorily redeemable preferred shares with a par value of (Pounds)1.0 per share. A fixed cumulative dividend was payable on these preferred shares at 8 percent through December 1997 increasing to 10 percent thereafter. The shares were mandatorily redeemable in five equal annual installments beginning March 31, 2003.

  In September 1996, RDL issued 1,333,333 shares of fixed cumulative mandatorily redeemable preferred shares for (Pounds)1,333,333. A fixed cumulative dividend was payable on these preferred shares at (Pounds).09 per annum per share. The shares were mandatorily redeemable in three equal installments commencing on December 31, 2000.

  The Brann, Bounty, and RDL preferred shares are mandatorily redeemable on specific dates, do not carry voting rights unless dividends are in arrears, which has not occurred, and are not convertible into common equity. Accordingly, the preferred shares are classified as long-term debt obligations and the dividends, as well as the amortization of associated issue costs and discounts, are charged as a component of interest expense in the accompanying supplemental consolidated financial statements. Dividends included in interest expense were $324,784, $366,096 and $630,987 in 1994, 1995 and 1996, respectively.

                          SNYDER COMMUNICATIONS, INC.

14. PENSION AND PROFIT-SHARING PLANS:

  Brann operates The Brann Retirement Benefits Plan, which is a funded defined benefit plan available to all employees. The assets of the plan are held separately from those of Brann and are invested in managed funds principally comprising equity securities. Plan benefits are based on years of service and compensation levels at the time of retirement. The funding of the plan is determined following consultation with actuaries using the projected unit credit method.

  An actuarial valuation of the pension plan is performed on a triennial basis consistent with regulations governing pensions plans and the accounting therefor in the United Kingdom. SFAS No. 87 requires an annual valuation of a plan's assets and liabilities. For purposes of these financial statements, the actuarial value of the plan's liabilities has been estimated using the available actuarial valuations and the plan's asset values reflect the actual market value of those assets at each balance sheet date based on records maintained by the plan's trustees. The most recent actuarial valuation of the plan's liabilities was performed as of April 1, 1996. The significant assumptions used and the funded status of the plan are set out in the tables below.

 Significant Assumptions

                                                                  AS OF DECEMBER
                                                                       31,
                                                                  --------------
                                                                  1994 1995 1996
                                                                  ---- ---- ----
                                                                   %    %    %
                                                                  ---- ---- ----
      Discount rate..............................................  9.0 8.0  8.0
      Expected long-term rate of return on plan assets........... 10.0 9.0  9.0
      Rate of increase in compensation...........................  7.0 6.0  6.0

 Net Periodic Pension Cost

  Net periodic pension cost is determined using the assumptions as of the beginning of the year and is comprised of the following (in thousands).

                                                       YEARS ENDED DECEMBER
                                                                31,
                                                      -------------------------
                                                       1994     1995     1996
                                                      -------  -------  -------
Service cost........................................  $   812  $   726  $ 1,109
Interest cost on projected benefit obligation.......      521      710      875
Actual return on plan assets........................      935   (1,704)  (1,078)
Net amortization of unrecognized net (gain) loss and
 deferral of actual return on plan assets...........   (1,578)     915      125
                                                      -------  -------  -------
Net periodic pension cost...........................  $   690  $   647  $ 1,031
                                                      =======  =======  =======

                          SNYDER COMMUNICATIONS, INC.

 Funded Status

  The funded status is determined using the assumption as of the end of the year and is reflected as follows (in thousands).

                                                               AS OF DECEMBER
                                                                     31,
                                                               ----------------
                                                                1995     1996
                                                               -------  -------
Actuarial present value of benefit obligations:
  Accumulated and fully vested................................ $ 9,033  $11,501
                                                               -------  -------
Accumulated benefit obligation................................   9,033   11,501
Effect of projected future compensation levels................   1,918    2,430
                                                               -------  -------
Projected benefit obligation..................................  10,951   13,931
Plan assets at fair value.....................................   9,930   13,777
                                                               -------  -------
Plan assets less than projected benefit obligation............  (1,021)    (154)
Unrecognized loss.............................................   1,206      411
                                                               -------  -------
Prepaid pension cost.......................................... $   185  $   257
                                                               =======  =======

  Effective March 1, 1974, American List adopted both pension and profit-sharing plans covering all full-time employees, as defined, which provide for death and retirement benefits. The noncontributory plans are funded through the purchase of insurance policies and contributions to trust funds.

  Contributions and trust earnings of the plans are credited to the account of each employee. The plans are defined contribution plans and, accordingly, individual benefits are limited to the balance of the trust funds and amounts payable under the insurance policies.

  Bounty operates two defined contribution pension plans. The assets of the plans are held in separate trustee administered funds.

  SCA has a profit sharing plan which covers substantially all employees. Contributions are at the discretion of the Company. The Company also has a 401(k) plan for which no employer contribution is made.

  GEM has a 401(k) plan for which employer contributions are made at the discretion of the Company.

  RDL maintains a defined contribution plan which covers substantially all employees. RDL makes matching contributions to the plan which vary based on the employees contributions.

  Pension and profit sharing costs related to the American List, SCA, Bounty, GEM and RDL plans amounted to approximately $318,278, $391,826 and $581,674 for 1994, 1995 and 1996, respectively.

15. RELATED PARTIES:

  SCI's headquarters office space is leased from a third party, in which one of the former limited partners has an ownership interest. Rent paid under this lease was $355,483, $771,855, and $1,125,542 in 1994, 1995, and 1996,
respectively.

  During 1995, SCI advanced $2,725,000 to a stockholder of SMS as evidenced by a promissory note. The note was non-interest bearing and secured by SMS stock. This note was distributed to the SMS stockholders, pro rata, on June 30, 1996.

                          SNYDER COMMUNICATIONS, INC.

  SCI produces a WallBoard(R) for which a publication beneficially owned by the Original Limited Partner is one of the sponsors. Such publication participates as a sponsor in exchange for the use by the Company of its editorial information. Because it is not practicable to estimate the benefit received by or provided to SCI and the Original Limited Partner, no accounting recognition has been provided for this transaction in the accompanying supplemental consolidated financial statements.

16. COMPENSATION TO STOCKHOLDERS:

  On September 24, 1997 the Company completed the public offering of 8,776,334 shares of its common stock, par value $0.001 per share (the "Common Stock") at an offering price of $25.8125 per share. The offering included 1,850,000 newly issued shares of Common Stock sold by the Company and 6,926,334 previously outstanding shares of Common Stock sold by selling stockholders. The Company received net proceeds of $42.7 million from the offering (after deducting the estimated costs associated with the offering). The Company did not receive any proceeds from the sale of shares of Common Stock in the offering by the selling stockholders.

  Prior to the Reorganization, SCI's operations were conducted by the Partnership. SMS, the general partner of the Partnership, paid compensation to certain officers and employees of the Partnership for services performed for SMS. The compensation from SMS was in addition to the compensation that these individuals received from the Partnership. Following consummation of the Reorganization, these individuals are not performing any comparable duties or responsibilities for SMS. No such compensation was paid by SMS to these individuals in 1996 nor is any such compensation expected to be paid in the future. This non-recurring compensation is included in compensation to stockholders on the supplemental consolidated statement of income for the year ended December 31, 1995.

  Prior to their merger with SCI, certain stockholders of the acquired companies received annual compensation in their roles as managers in excess of amounts which they will receive pursuant to employment agreements they have entered into with the Company. The amount by which the historical compensation paid to these managers exceeds that provided in their employment contracts has been classified as compensation to stockholders in the accompanying supplemental consolidated statements of income.

17. COMMITMENTS AND CONTINGENCIES:

  An officer of one of the acquired Companies was terminated in February 1997, and the matter is subject to ongoing litigation. Due to changes in fact which resulted from the acquisition, the Company has recorded a liability in September 1997 equal to the expected cost to resolve the matter.

  The Company is subject to lawsuits, investigations and claims arising out of the conduct of its business, including those related to commercial transactions, contracts, government regulation and employment matters. Certain claims, suits and complaints have been filed or are pending against the Company. In the opinion of management, all matters are without merit or are of such kind, or involve such amounts, as would not have a material effect on the financial position or results of operations of the Company if disposed of unfavorably.

                          SNYDER COMMUNICATIONS, INC.

18. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA):

  The following table summarizes financial data by quarter for the Company for 1995 and 1996, giving effect to the Acquisitions as if they had occurred at the beginning of the earliest period presented.

                                         QUARTER ENDED 1995
                              -----------------------------------------
                              MARCH 31 JUNE 30 SEPTEMBER 30 DECEMBER 31  TOTAL
                              -------- ------- ------------ ----------- -------
Revenues.....................  38,968  40,262     49,750      58,639    187,619
Gross profit.................  16,176  14,901     19,305      23,259     73,641
Net income...................   4,652   3,637      6,938       3,122     18,349
Pro forma net income.........   4,254   3,061      5,446       2,537     15,298
Pro forma net income per
 share.......................    0.09    0.08       0.13        0.05       0.35
                                         QUARTER ENDED 1996
                              -----------------------------------------
                              MARCH 31 JUNE 30 SEPTEMBER 30 DECEMBER 31  TOTAL
                              -------- ------- ------------ ----------- -------
Revenues.....................  54,725  62,556     71,276      77,817    266,374
Gross profit.................  18,229  20,833     24,299      25,725     89,086
Income before extraordinary
 item........................   3,402   4,456      7,366       2,094     17,318
Net income...................   3,402   4,456      7,366         879     16,103
Pro forma net income before
 extraordinary item..........   2,689   3,156      4,572       3,018     13,435
Pro forma net income.........   2,689   3,156      4,572       1,802     12,219
Pro forma net income before
 extraordinary item per
 Share.......................    0.06    0.07       0.10        0.06       0.29
Pro forma net income per
 share.......................    0.06    0.07       0.10        0.04       0.27

19. SUBSEQUENT EVENT (UNAUDITED):

  On December 31, 1997, the Company entered into an agreement and plan of merger with Blau Marketing Technologies, Inc. ("Blau"). Blau provides direct marketing services including strategic consulting, creative services, program design and implementation, consumer database management, response tracking and analysis and production management to large national and international corporations in the financial services, technology, retail, telecommunications and utilities industries. The transaction has been approved by Blau's board of directors and principal shareholders, but remains subject to the approval of other shareholders. Final approval and completion of the transaction are expected in January 1998. The transaction is valued at $71.4 million and will be accounted for as a pooling of interests.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Brann Holdings Limited:

  We have audited the consolidated balance sheets of Brann Holdings Limited (the Company) and its subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom, which do not differ in any material respect from generally accepted auditing standards in the United States. Those standard require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the financial position of the Company and its subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles in the United States.

                                          Price Waterhouse
                                          Chartered Accountants and Registered
                                           Auditors

Bristol, England
May 30, 1997

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
American List Corporation

  We have audited the consolidated balance sheets of American List Corporation and Subsidiaries as of February 28, 1997 and February 29, 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended February 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly , in all material respects, the consolidated financial position of American List Corporation and Subsidiaries as of February 28, 1997 and February 29, 1996, and the consolidated results of their operations and their consolidated cash flows for each of the years in the three-year period ended February 28, 1997 in conformity with generally accepted accounting principles.

                                          Grant Thornton LLP

Melville, New York
April 11, 1997

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Snyder Communications, Inc.:

  We have audited in accordance with generally accepted auditing standards, the supplemental consolidated financial statements of Snyder Communications, Inc. included in this Form 8-K filing and have issued our report thereon dated December 24, 1997. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II--Allowance for Doubtful Accounts included in this Form 8-K is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion based on our audit and the report of other auditors, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          Arthur Andersen LLP

Washington, D.C.
December 24, 1997

                          SNYDER COMMUNICATIONS, INC.

                                  SCHEDULE II
                        ALLOWANCE FOR DOUBTFUL ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                                DEDUCTIONS FROM RESERVE
                            BALANCE AT     ADDITIONS CHARGED TO FOR PURPOSES FOR WHICH  TRANSLATION BALANCE AT
                         BEGINNING OF YEAR   COST AND EXPENSE     RESERVE WAS CREATED   ADJUSTMENTS END OF YEAR
                         ----------------- -------------------- ----------------------- ----------- -----------
1994....................     $296,870            $245,811              $ 70,355           $10,891    $483,217
1995....................      483,217             247,077               141,800            (5,178)    583,316
1996....................      583,316             529,997               187,447            62,345     988,211

                                   SIGNATURE

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.

                                          Snyder Communications, Inc.


Date: January 21, 1998                    By:      /s/ Michele D. Snyder
                                              ---------------------------------
                                          Name:  Michele D. Snyder
                                          Title: Vice Chairman, President and
                                                 Chief Operating Officer


Date: January 21, 1998                    By:     /s/ A. Clayton Perfall
                                              ---------------------------------
                                          Name:  A. Clayton Perfall
                                          Title: Chief Financial Officer